AGREEMENT OF MERGER

     This Agreement of Merger is entered into between VETCO HOSPITALS, INC., a California corporation (herein “Surviving Corporation”) and SKYLYNX ACQUISITION CORP., a Colorado corporation (herein “Merging Corporation”) and SKYLYNX COMMUNICATIONS, INC., a Delaware corporation (herein “Parent Corporation”).

1.	Merging Corporation shall be merged into Surviving Corporation.

2.	The outstanding shares of Merging Corporation are being canceled without consideration.

3.	Each outstanding shares of Surviving Corporation shall be converted into the right to receive 98.8338 shares of the Series A Preferred Stock of Parent Corporation.

4.	Merging Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

5.	The effect of the merger and the effective date of the merger are as prescribed by law.

IN WITNESS WHEREOF the parties have executed this Agreement effective the 5th day of May, 2006.

VETCO HOSPITALS, INC.	SKYLYNX ACQUISITION CORP.
By:/s/ K. Bryan Shobe, its President	By: /s/ Gary L. Brown, its President
K. Bryan Shobe, its President	Gary L. Brown, its President

By: /s/ K. Bryan Shobe, its Secretary	By:/s/ Gary L. Brown, its Secretary
K. Bryan Shobe, its Secretary	Gary L. Brown, its Secretary

SKYLYNX COMMUNICATIONS, INC.
By: /s/ Gary L. Brown, its President
Gary L. Brown, its President

By:/s/ Kenneth L. Marshall, its Secretary
Kenneth L. Marshall, its Secretary